[LETTERHEAD OF DELOITTE & TOUCHE LLP]

June 30, 2004
                                                                 Exhibit 77Q1(1)

Mr. James E. Gibson
Treasurer
Pacholder High Yield Fund, Inc.
8044 Montgomery Road, Suite 555
Cincinnati, Ohio 45236

Dear Mr. Gibson,

This is to confirm that the client-auditor relationship between Pacholder High Yield Fund, Inc. (SEC File Number 811-05639 and 333-60614) and Deloitte & Touche LLP has ceased.

Yours truly,


/s/ Deloitte & Touche LLP

cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 11-3
      450 5th Street, N.W.
      Washington, D.C. 20549

      Mr. George D. Woodard, Chairperson of the Audit Committee